UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 18, 2005

H&R BLOCK, INC.
(Exact name of registrant as specified in charter)

Missouri	1-6089	44-0607856
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
4400 Main Street, Kansas City, MO	64111
(Address of Principal Executive Offices)	(Zip Code)
(816) 753-6900
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Item 1.01. Entry into a Material Definitive Agreement

On March 18, 2005, (i) Option One Mortgage Corporation ("OOMC"), Option One Loan Warehouse Corporation ("OOLWC"), wholly owned subsidiaries of H&R Block, Inc. (the "Company"), entered into the Amended and Restated Sale and Servicing Agreement dated as of March 18, 2005 among OOMC, OOLWC, Option One Owner Trust 2002-3 (the "Trust"), and Wells Fargo Bank, N.A. ("Wells Fargo") (the "Amended and Restated SSA"), and (ii) OOMC entered into the Amended and Restated Note Purchase Agreement dated as of March 18, 2005 among the Trust, OOMC and UBS Real Estate Securities, Inc. ("UBS") (the "Amended and Restated NPA") (the Amended and Restated SSA and the Amended and Restated NPA are hereinafter referred to collectively as the "Amendments").

The purpose of the Amendments was to (i) extend the term of OOMC's off-balance sheet financing arrangement with UBS to fund daily non-prime originations through September 8, 2005, subject to various triggers, events or occurrences that could result in earlier termination (the "UBS Warehouse Facility"), and (ii) to modify various financial and other covenants required by the UBS Warehouse Facility.

The UBS Warehouse Facility provides funding totaling $1,500,000,000, bears interest at one-month LIBOR plus a margin rate, and provides for the payment of minimum usage fees. The UBS Warehouse Facility is also subject to various OOMC performance triggers, limits and financial covenants, including a tangible net worth requirement, capital adequacy test, net income test, liquidity requirements, leverage ratios and cross-default features in which a default under other arrangements to fund daily non-prime originations would trigger a default under the UBS Warehouse Facility.

Under the UBS Warehouse Facility, non-prime loans originated by OOMC are sold daily to the Trust, which utilizes the UBS Warehouse Facility to purchase the loans. The Trust subsequently sells the loans directly to third-party investors or back to OOMC to pool the loans for securitization, as directed by its third-party beneficial interest holders. The decision to complete a whole loan sale or a securitization is dependent on market conditions. See "Off-Balance Sheet Financing Arrangements" in Item 7 of the Company's Form 10-K for the fiscal year ended April 30, 2004.

Certain parties to the UBS Warehouse Facility have other relationships with the Company or its affiliates. Affiliates of UBS and Wells Fargo are lending parties pursuant to (i) a $1,000,000,000 364-day revolving credit facility maintained by Block Financial Corporation ("BFC"), as borrower, and the Company, as guarantor, with various lenders and (ii) a $1,000,000,000 five-year revolving credit facility maintained by BFC, as borrower, and the Company, as guarantor, with various lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC. BY: /S/ Bret G. Wilson —————————————— Bret G. Wilson Vice President and Secretary

Date: March 21, 2005